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                      July 18, 2023

       Loo Choon Sen
       Chief Financial Officer
       China Yuchai International Limited
       16 Raffles Quay
       #39-01A Hong Leong Building
       Singapore 048581

                                                        Re: China Yuchai
International Limited
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed April 26,
2023
                                                            File No. 001-13522

       Dear Loo Choon Sen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation